Exhibit 99.1

Monroe Capital Corporation BDC Announces Third Quarter 2021 Results

CHICAGO, IL, November 2, 2021 -- Monroe Capital Corporation (Nasdaq: MRCC) (“Monroe”) today announced its financial results for the third quarter ended September 30, 2021.

Except where the context suggests otherwise, the terms “Monroe,” “we,” “us,” “our,” and “Company” refer to Monroe Capital Corporation.

Third Quarter 2021 Financial Highlights

•	Net Investment Income of $6.3 million, or $0.29 per share

•	Adjusted Net Investment Income (a non-GAAP measure described below) of $6.4 million, or $0.30 per share

•	Net increase in net assets resulting from operations of $7.2 million, or $0.34 per share

•	Net Asset Value (“NAV”) of $246.7 million, or $11.45 per share

•	Paid quarterly dividend of $0.25 per share on September 30, 2021

Chief Executive Officer Theodore L. Koenig commented, “We are pleased to report another quarter of strong financial results. During the third quarter, we reported our sixth consecutive quarterly increase in our Net Asset Value. Adjusted Net Investment Income for the quarter was in excess of our dividend and our new deal pipeline remains incredibly robust for both sponsored and non-sponsored transactions. Our current annual cash dividend yield to shareholders is approximately 9.7% (1). The M&A market continues to be very active, and as a significant player in providing private credit in the lower middle market we remain well positioned to support our clients’ capital needs. As always, we continue to be focused on the interests of our shareholders and will remain focused on generation of Net Investment Income, preservation of capital and creation of shareholder value.”

Monroe Capital Corporation is a business development company affiliate of the award winning private credit investment firm and lender, Monroe Capital LLC.

(1)	Based on an annualized dividend and closing share price as of November 1, 2021.

Management Commentary

We are pleased to report Adjusted Net Investment Income of $6.4 million or $0.30 per share for the quarter ended September 30, 2021. This compares with $5.3 million or $0.25 per share for the quarter ended June 30, 2021. See Non-GAAP Financial Measure – Adjusted Net Investment Income discussion below.

NAV increased by $0.09 per share, or 0.8%, to $246.7 million or $11.45 per share as of September 30, 2021, compared to $244.8 million or $11.36 per share as of June 30, 2021. The NAV increase of $0.09 per share was primarily the result of net realized and unrealized gains on the portfolio of $0.05 per share and Net Investment Income in excess of the dividend paid during the quarter of $0.04 per share.

During the quarter, MRCC’s regulatory debt-to-equity leverage increased from 1.05 times debt-to-equity to 1.11 times debt-to equity. We continue to focus on managing our investment portfolio and selectively redeploying capital over time to modestly increase MRCC’s leverage.

Selected Financial Highlights

(in thousands, except per share data)

	September 30, 2021	June 30, 2021

Consolidated Statements of Assets and Liabilities data:	(unaudited)
Investments, at fair value	$553,744	$529,989
Total assets	$579,451	$589,551
Net asset value	$246,650	$244,797
Net asset value per share	$11.45	$11.36

	For the quarter ended
	September 30, 2021	June 30, 2021

Consolidated Statements of Operations data:	(unaudited)
Net investment income	$6,312	$5,157
Adjusted net investment income (2)	$6,383	$5,310
Net gain (loss)	$927	$6,173
Net increase (decrease) in net assets resulting from operations	$7,239	$11,330

Per share data:
Net investment income	$0.29	$0.24
Adjusted net investment income (2)	$0.30	$0.25
Net gain (loss)	$0.05	$0.29
Net increase (decrease) in net assets resulting from operations	$0.34	$0.53

(2)	See Non-GAAP Financial Measure – Adjusted Net Investment Income below for a detailed description of this non-GAAP measure and a reconciliation from net investment income to Adjusted Net Investment Income. The Company uses this non-GAAP financial measure internally in analyzing financial results and believes that this non-GAAP financial measure is useful to investors as an additional tool to evaluate ongoing results and trends for the Company.

Portfolio Review

The Company had debt and equity investments in 97 portfolio companies, with a total fair value of $553.7 million as of September 30, 2021, as compared to debt and equity investments in 91 portfolio companies, with a total fair value of $530.0 million, as of June 30, 2021. The Company’s portfolio consists primarily of first lien loans, representing 84.8% of the portfolio as of September 30, 2021, and 84.9% of the portfolio as of June 30, 2021. As of September 30, 2021, the weighted average contractual and effective yield on the Company’s debt and preferred equity investments was 7.9% and 7.9%, respectively, as compared to the weighted average contractual and effective yield of 7.6% and 7.6%, respectively, as of June 30, 2021. Portfolio yield is calculated only on the portion of the portfolio that has a contractual coupon and therefore does not account for dividends on equity investments (other than preferred equity). As of September 30, 2021, 3.1% of the Company’s total investments at fair value were on non-accrual as compared to 5.0% as of June 30, 2021.

Financial Review

Net Investment Income for the quarter ended September 30, 2021 totaled $6.3 million, or $0.29 per share, compared to $5.2 million, or $0.24 per share, for the quarter ended June 30, 2021. Adjusted Net Investment Income was $6.4 million, or $0.30 per share, for the quarter ended September 30, 2021, compared to $5.3 million, or $0.25 per share, for the quarter ended June 30, 2021. Investment income for the quarter ended September 30, 2021 totaled $15.2 million, compared to $12.4 million for the quarter ended June 30, 2021. Investment income for the quarter included $1.7 million in additional interest and dividend income as certain investments were returned to accrual status due to improvements in underlying credit performance. Total expenses for the quarter ended September 30, 2021 totaled $8.9 million, compared to $7.2 million for the quarter ended June 30, 2021. The $1.7 million increase in expenses during the quarter was primarily due to an increase in incentive fees resulting from improved Net Investment Income performance.

Net gain (loss) was $0.9 million for the quarter ended September 30, 2021, compared to $6.2 million for the quarter ended June 30, 2021. Net realized and unrealized gains (losses) on investments were $0.6 million for the quarter. Other net gains (losses) totaled $0.3 million for the quarter ended September 30, 2021, comprised of net realized and unrealized gains on foreign currency forward contracts and other foreign currency transactions of $0.6 million, partially offset by $0.3 million in losses on the extinguishment of debt, which represented the unamortized deferred financing costs on the Small Business Administration (“SBA”) debentures at the time of their redemption.

Net increase (decrease) in net assets resulting from operations was $7.2 million, or $0.34 per share, for the quarter ended September 30, 2021, compared to $11.3 million, or $0.53 per share, for the quarter ended June 30, 2021.

Liquidity and Capital Resources

At September 30, 2021, the Company had $7.0 million in cash, $8.0 million in restricted cash at Monroe Capital Corporation SBIC LP (“MRCC SBIC”), $144.4 million of debt outstanding on its revolving credit facility, $130.0 million of debt outstanding on its 2026 Notes, and $56.9 million in outstanding SBA debentures. As of September 30, 2021, the Company had approximately $110.6 million available for additional borrowings on its revolving credit facility, subject to borrowing base availability.

SBIC Subsidiary

As of September 30, 2021, MRCC SBIC had $57.6 million in leverageable capital, $8.0 million in cash and $93.3 million in investments at fair value. As of September 30, 2021, the Company had $56.9 million in SBA debentures outstanding. On September 1, 2021, MRCC SBIC used available cash to repay $30.0 million in SBA debentures. This should reduce the drag associated with the large cash balance previously held at MRCC SBIC and positively impact net investment income and earnings going forward. As a result of exemptive relief granted by the Securities and Exchange Commission (“SEC”), the SBA debentures are excluded from the Company’s 150% asset coverage test under the Investment Company Act of 1940.

MRCC Senior Loan Fund

MRCC Senior Loan Fund I, LLC (“SLF”) is a joint venture with Life Insurance Company of the Southwest (“LSW”), an affiliate of National Life Insurance Company. SLF invests primarily in senior secured loans to middle market companies in the United States. The Company and LSW have each committed $50.0 million of capital to the joint venture. As of September 30, 2021, the Company had made net capital contributions of $42.2 million in SLF with a fair value of $41.3 million, as compared to net capital contributions of $42.2 million in SLF with a fair value of $41.4 million at June 30, 2021. During the quarter ended September 30, 2021, the Company received an income distribution from SLF of $1.0 million, compared to the $1.1 million received during the quarter ended June 30, 2021. The SLF’s underlying investments are loans to middle-market borrowers that are generally larger than the rest of MRCC’s portfolio which is focused on lower middle-market companies. The SLF’s portfolio decreased value by 0.1% during the quarter, from 99.2% of amortized cost as of June 30, 2021 to 99.1% of amortized cost as of September 30, 2021.

As of September 30, 2021, SLF had total assets of $196.6 million (including investments at fair value of $192.5 million), total liabilities of $114.0 million (including borrowings under the $170.0 million secured revolving credit facility with Capital One, N.A. (the “SLF Credit Facility”) of $104.6 million) and total members’ capital of $82.6 million. As of June 30, 2021, SLF had total assets of $199.8 million (including investments at fair value of $196.5 million), total liabilities of $117.0 million (including borrowings under the SLF Credit Facility of $117.8 million) and total members’ capital of $82.8 million.

Non-GAAP Financial Measure – Adjusted Net Investment Income

On a supplemental basis, the Company discloses Adjusted Net Investment Income (including on a per share basis) which is a financial measure that is calculated and presented on a basis of methodology other than in accordance with generally accepted accounting principles of the United States of America (“non-GAAP”). Adjusted Net Investment Income represents net investment income, excluding the net capital gains incentive fee and income taxes. The Company uses this non-GAAP financial measure internally in analyzing financial results and believes that this non-GAAP financial measure is useful to investors as an additional tool to evaluate ongoing results and trends for the Company. The management agreement with the Company’s advisor provides that a capital gains incentive fee is determined and paid annually with respect to realized capital gains (but not unrealized capital gains) to the extent such realized capital gains exceed realized and unrealized capital losses for such year. Management believes that Adjusted Net Investment Income is a useful indicator of operations exclusive of any net capital gains incentive fee as net investment income does not include gains associated with the capital gains incentive fee.

The following table provides a reconciliation from net investment income (the most comparable GAAP measure) to Adjusted Net Investment Income for the periods presented:

	For the quarter ended
	September 30, 2021		June 30, 2021
	Amount	Per Share Amount	Amount	Per Share Amount

	(in thousands, except per share data)
Net investment income	$6,312	$0.29	$5,157	$0.24
Net capital gains incentive fee	—	—	—	—
Income taxes, including excise taxes	71	0.01	153	0.01
Adjusted Net Investment Income	$6,383	$0.30	$5,310	$0.25

Adjusted Net Investment Income may not be comparable to similar measures presented by other companies, as it is a non-GAAP financial measure that is not based on a comprehensive set of accounting rules or principles and therefore may be defined differently by other companies. In addition, Adjusted Net Investment Income should be considered in addition to, not as a substitute for, or superior to, financial measures determined in accordance with GAAP.

Third Quarter 2021 Financial Results Conference Call

The Company will host a webcast and conference call to discuss these operating and financial results on Wednesday, November 3, 2021 at 11:00 am ET. The webcast will be hosted on a webcast link located in the Investor Relations section of the Company’s website at http://ir.monroebdc.com/events.cfm. To participate in the conference call, please dial (877) 312-8807 approximately 10 minutes prior to the call. Please reference conference ID #8563556.

For those unable to listen to the live broadcast, the webcast will be available for replay on the Company’s website approximately two hours after the event.

For a more detailed discussion of the financial and other information included in this press release, please also refer to the Company’s Form 10-Q for the quarter ended September 30, 2021 to be filed with the SEC (www.sec.gov) on November 2, 2021.

MONROE CAPITAL CORPORATION
CONSOLIDATED STATEMENTS OF ASSETS AND LIABILITIES
(in thousands, except per share data)

	September 30, 2021	June 30, 2021

	(unaudited)
ASSETS
Investments, at fair value:
Non-controlled/non-affiliate company investments	$416,667	$379,045
Non-controlled affiliate company investments	95,746	109,559
Controlled affiliate company investments	41,331	41,385
Total investments, at fair value (amortized cost of: $582,828 and $569,165, respectively)	553,744	529,989
Cash	7,031	21,129
Restricted cash	8,045	29,545
Unrealized gain on foreign currency forward contracts	863	333
Interest receivable	9,389	6,900
Other assets	379	1,655
Total assets	579,451	589,551

LIABILITIES
Debt:
Revolving credit facility	144,425	126,668
2026 Notes	130,000	130,000
SBA debentures payable	56,900	86,900
Total debt	331,325	343,568
Less: Unamortized deferred financing costs	(6,318)	(7,178)
Total debt, less unamortized deferred financing costs	325,007	336,390
Interest payable	1,334	3,989
Management fees payable	2,399	2,327
Incentive fees payable	1,578	—
Accounts payable and accrued expenses	2,448	2,048
Directors' fees payable	35	—
Total liabilities	332,801	344,754
Net assets	$246,650	$244,797

ANALYSIS OF NET ASSETS
Common stock, $0.001 par value, 100,000 shares authorized, 21,544 and 21,544 shares issued and outstanding, respectively	$22	$22
Capital in excess of par value	297,586	297,586
Accumulated undistributed (overdistributed) earnings	(50,958)	(52,811)
Total net assets	$246,650	$244,797
Net asset value per share	$11.45	$11.36

MONROE CAPITAL CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	For the quarter ended
	September 30, 2021	June 30, 2021

	(unaudited)
Investment income:
Non-controlled/non-affiliate company investments:
Interest income	$8,495	$8,079
Payment-in-kind interest income	405	227
Dividend income	234	30
Fee income	288	300
Total investment income from non-controlled/non-affiliate company investments	9,422	8,636
Non-controlled affiliate company investments:
Interest income	1,561	1,102
Payment-in-kind interest income	2,508	1,507
Dividend income	698	44
Total investment income from non-controlled affiliate company investments	4,767	2,653
Controlled affiliate company investments:
Dividend income	1,025	1,075
Total investment income from controlled affiliate company investments	1,025	1,075
Total investment income	15,214	12,364

Operating expenses:
Interest and other debt financing expenses	3,924	3,842
Base management fees	2,399	2,327
Incentive fees	1,578	420
Professional fees	264	240
Administrative service fees	327	337
General and administrative expenses	304	269
Directors' fees	35	39
Expenses before incentive fee waivers	8,831	7,474
Incentive fee waivers	—	(420)
Total expenses, net of incentive fee waivers	8,831	7,054
Net investment income before income taxes	6,383	5,310
Income taxes, including excise taxes	71	153
Net investment income	6,312	5,157

Net gain (loss):
Net realized gain (loss):
Non-controlled/non-affiliate company investments	(9,435)	909
Extinguishment of debt	(336)	—
Foreign currency forward contracts	20	(37)
Foreign currency and other transactions	(880)	—
Net realized gain (loss)	(10,631)	872

Net change in unrealized gain (loss):
Non-controlled/non-affiliate company investments	11,222	4,243
Non-controlled affiliate company investments	(1,076)	705
Controlled affiliate company investments	(54)	318
Foreign currency forward contracts	530	112
Foreign currency and other transactions	936	(77)
Net change in unrealized gain (loss)	11,558	5,301

Net gain (loss)	927	6,173

Net increase (decrease) in net assets resulting from operations	$7,239	$11,330

Per common share data:
Net investment income per share - basic and diluted	$0.29	$0.24
Net increase (decrease) in net assets resulting from operations per share - basic and diluted	$0.34	$0.53
Weighted average common shares outstanding - basic and diluted	21,544	21,361

Additional Supplemental Information:

The composition of the Company’s investment income was as follows (in thousands):

	For the quarter ended
	September 30, 2021	June 30, 2021
Interest income	$9,444	$8,500
Payment-in-kind interest income	2,913	1,734
Dividend income	1,957	1,149
Fee income	288	300
Prepayment gain (loss)	372	416
Accretion of discounts and amortization of premiums	240	265
Total investment income	$15,214	$12,364

The composition of the Company’s interest expense and other debt financing expenses was as follows (in thousands):

	For the quarter ended
	September 30, 2021	June 30, 2021
Interest expense - revolving credit facility	$1,209	$1,051
Interest expense - 2026 Notes	1,544	1,544
Interest expense - SBA debentures	632	710
Amortization of deferred financing costs	539	537
Total interest and other debt financing expenses	$3,924	$3,842

ABOUT MONROE CAPITAL CORPORATION

Monroe Capital Corporation is a publicly-traded specialty finance company that principally invests in senior, unitranche and junior secured debt and, to a lesser extent, unsecured debt and equity investments in middle-market companies. The Company’s investment objective is to maximize the total return to its stockholders in the form of current income and capital appreciation. The Company’s investment activities are managed by its investment adviser, Monroe Capital BDC Advisors, LLC, which is an investment adviser registered under the Investment Advisers Act of 1940, as amended, and an affiliate of Monroe Capital LLC. To learn more about Monroe Capital Corporation, visit www.monroecap.com.

ABOUT MONROE CAPITAL LLC

Monroe Capital LLC (“Monroe”) is a premier boutique asset management firm specializing in private credit markets across various strategies, including direct lending, asset-based lending, specialty finance, opportunistic and structured credit, and equity. Since 2004, the firm has been successfully providing capital solutions to clients in the U.S. and Canada. Monroe prides itself on being a value-added and user-friendly partner to business owners, management, and both private equity and independent sponsors. Monroe’s platform offers a wide variety of investment products for both institutional and high net worth investors with a focus on generating high quality “alpha” returns irrespective of business or economic cycles. The firm is headquartered in Chicago and maintains offices in Atlanta, Boston, Los Angeles, Naples, New York, San Francisco, and Seoul.

Monroe has been recognized by both its peers and investors with various awards including Creditflux as the 2021 Best U.S. Direct Lending Fund; Global M&A Network as the 2021 Mid-Markets Lender of the Year, U.S.A.; Private Debt Investor as the 2020 Lower Mid-Market Lender of the Year, 2020 Lender of the Year, and 2020 CLO Manager of the Year, Americas; and Pension Bridge as the 2020 Private Credit Strategy of the Year. For more information, please visit www.monroecap.com.

FORWARD-LOOKING STATEMENTS
This press release may contain certain forward-looking statements. Any such statements, other than statements of historical fact, are likely to be affected by other unknowable future events and conditions, including elements of the future that are or are not under the Company’s control, and that the Company may or may not have considered; accordingly, such statements cannot be guarantees or assurances of any aspect of future performance. Actual developments and results are highly likely to vary materially from these estimates and projections of the future. Such statements speak only as of the time when made, and the Company undertakes no obligation to update any such statement now or in the future.

SOURCE:	Monroe Capital Corporation

Investor Contact:	Aaron D. Peck
Chief Investment Officer and Chief Financial Officer
Monroe Capital Corporation
(312) 523-2363
Email: apeck@monroecap.com

Media Contact:	Caroline Collins
BackBay Communications
(617) 963-0065
Email: caroline.collins@backbaycommunications.com